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                                  EXHIBIT 6.2.4
                     Office Space Lease for Principal Office
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                                LEASE AGREEMENT

BETWEEN:

CREDIT MUTUEL DE MONTREAL CMM INC., a company duly incorporated under the laws of Canada, having its head office at 1250 Rene-Levesque West, suite 2925, Montreal, Province of Quebec, Canada, H3B 4W8, herein represented by Dominique
M. Bellemare, its vice-president and secretary, (hereinafter called "CMM");

AND

MERCANTILE FACTORING CREDIT ONLINE CORP., a company duly incorporated under the laws of the State of Nevada, U.S.A., having its head office at 1495 Ridgeview Drive, suite 220, Reno, State of Nevada, U.S.A., 89509, and having a place of business at 1250 Rene-Levesque West, suite 2925, Montreal, Province of Quebec, Canada, H3B 4W8, herein represented by Dominique M. Bellemare, its president, (hereinafter called "MFCO");

CONSIDERING THAT MFCO intends to occupy part of CMM's office space which is situated at 1250 Rene-Levesque West, suite 2925, Montreal, Province of Quebec, Canada, H3B 4W8 (hereinafter called the "Premises"), the parties have entered into the present lease agreement:

TERM OF THE LEASE

This lease shall commence on the first (1st) day of October, 1999 and shall expire on the thirty-first (31st) day of January, 2003.

RENT

As rent for the Premises, MFCO covenants and agrees to pay to CMM twenty percent (20%) of CMM's rent, payable in consecutive monthly installments, in advance on the first day of each calendar month. On October 1st, 1999, the rent payable of CMM is 9,069.87 CAD, including taxes. Any increase or escalation of CMM's rent shall increase MFCO's rent accordingly.

HEAD LEASE

It is understood between both parties that the present agreement is subject to the terms of a lease between CMM and TWELVE-FIFTY, COMPANY LIMITED executed on the third (3rd) day of April, 1998.

AND THE PARTIES HAVE SIGNED ON THIS FIRST (1ST) DAY OF OCTOBER, 1999 IN MONTREAL, PROVINCE OF QUEBEC, CANADA.

/s/ Dominique M. Bellemare              /s/ Dominique M. Bellemare
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Credit Mutuel de Montreal CMM Inc.      Mercantile Factoring Credit Online Corp.